Exhibit 10.1

SECOND AMENDED AND RESTATED SEVERANCE AGREEMENT

This Second Amended and Restated Severance Agreement (“Agreement”) is made as of August 12, 2013 (the “Effective Date”) between Christopher O’Donnell (“Executive”) and Famous Dave’s of America, Inc., a Minnesota corporation (the “Company”), collectively referred to as the “Parties.”

A. The Company and Executive have previously entered into an Amended and Restated Severance Agreement dated as of December 19, 2008 (as amended, the “Original Agreement”); and

B. The parties desire to amend and restate the terms of the Original Agreement pursuant to this Agreement.

Executive and the Company hereby agree as follows:

1. Employment. Executive is employed by the Company on an at-will basis meaning that either party may terminate the relationship at any time, for any lawful reason.

2. Termination of Employment.

a. Termination for Cause. The Company may terminate the employment of Executive at any time for Cause (such termination being herein called “a Termination for Cause”). For the purposes of this Agreement, “Cause” will include the following:

i. Executive’s dishonesty involving or affecting the Company, or any misappropriation of the funds or property of the Company;

ii. Executive’s conviction of a crime that constitutes (1) a felony, (2) a misdemeanor involving moral turpitude or (3) criminal conduct which has, or could reasonably be expected to have, an adverse effect on the Company, its business, reputation or interests;

iii. Breach of any written agreement between Executive and the Company or to which the Company and Executive are Parties, or a breach by Executive of any fiduciary duty or responsibility to the Company;

iv. The refusal of Executive to follow the reasonably assigned duties or comply with the policies and directives of the Company if not cured within thirty (30) days following written notice by the Company;

v. The misconduct, failure or negligence of Executive in the performance of his duties if not cured within thirty (30) days following written notice by the Company; or

vi. Use of alcohol or drugs which interferes with the performance of Executive’s obligations or duties under this Agreement; or any use of illegal drugs.

b. Termination Without Cause. The Company may terminate Executive’s employment for any legal reason at any time, without notice (“Termination without Cause”).

3. Effect of Termination.

a. Termination by the Company Without Cause. If Executive’s employment is terminated without Cause by the Company (including during any Election Period following a Change of Control (as each such term is defined below), Executive will be entitled to receive severance pay (“Severance”) in an amount equal to Four Hundred Thousand Dollars ($400,000). Severance will be paid out over the eighteen (18) month period commencing 60 days following Executive’s “separation from service” (as defined under Section 409A of the Internal Revenue Code of 1986, as amended, and the Treasury regulations promulgated thereunder (“Code Section 409A”)) in accordance with the Company’s regular payroll; provided, however, that any Severance amounts under this Section 3(a) that will not have been paid on or prior to the Outside Separation Payment Date (as defined below) shall be paid in full no later than the Outside Separation Payment Date. If Executive commences employment or receives an offer of employment during the period in which severance payments are made, Executive has an affirmative obligation to inform the Company and the Severance payments from the Company will immediately cease effective on the date of his first day of reemployment. For purposes of this Section 3(a), the “Outside Separation Payment Date” shall mean the last calendar day of the second calendar year after the year in which termination of employment under this Section 3(a) occurs. Payment of Severance under this Section 3(a) is intended to qualify for the separation pay plan exemption from the definition of deferred compensation under Code Section 409A.

b. Termination by the Company for Cause. Upon the termination of Executive’s employment pursuant to a Termination for Cause, Executive will be entitled to receive only Executive’s annualized base salary (pro rata) through the date of Executive’s termination. If Executive is terminated for Cause, he will not be entitled to any Severance payments (as detailed in Section 3(a) of this Agreement) from the Company.

c. Voluntary Termination. If the Executive voluntarily terminates Executive’s employment with the Company, for any reason, Executive will be entitled to receive Executive’s annualized base salary (pro rata) through the date of Executive’s termination. Except as provided in Section 3(e) of this Agreement, if Executive terminates his employment with the Company, for any reason, Executive will not be entitled to any Severance payments (detailed in Section 3(a) of this Agreement) from the Company. If the Company receives notice from the Executive of his intent to leave the Company and the Company elects to immediately end the employment relationship, Executive will not be entitled to any Severance payments (as detailed in Section 3(a) of this Agreement) from the Company.

d. Death or Disability of Executive. If Executive dies or becomes disabled during the term of this Agreement, Executive will be entitled to receive Executive’s annualized base salary (pro rata) through the date of Executive’s termination. Executive will be considered “disabled” if by reason of any mental, sensory, or physical impairment, Executive is unable to perform the essential functions of Executive’s duties hereunder with or without reasonable accommodation, or any such accommodations would impose an undue hardship on the Company’s business. If Executive’s employment is terminated due to death or disability, Executive will not be entitled to any Severance payments (as detailed in Section 3(a) of this Agreement) from the Company.

e. Change of Control. If Executive is terminated for Cause or voluntarily terminates his employment, in each case within the Election Period, Executive will be entitled to receive Severance pay in an amount equal to Four Hundred Thousand Dollars ($400,000). Severance will be paid out over the eighteen (18) month period commencing 60 days following Executive’s “separation from service” (as defined under Code Section 409A) in accordance with the Company’s regular payroll, and subject to satisfying the conditions set forth in Section 4; provided, however, that any Severance amounts that will not have been paid on or prior to the Outside Change of Control Payment Date (as defined below) shall be paid in full no later than the Outside Change of Control Payment Date. If Executive commences employment or receives an offer of employment during the period in which Severance payments are made, Executive has an affirmative obligation to inform the Company and the Severance payments from the Company will immediately cease effective on the date of his first day of reemployment. Payment of Severance under this Section 3(e) is intended to qualify for the short-term deferral exemption from the definition of deferred compensation under Code Section 409A.

f. For purposes of this Section 3(e):

i. “Change of Control” shall mean the occurrence of any of the following events: (A) any person or group of persons becomes the beneficial owner of thirty-five percent (35%) or more of any equity security of the Company entitled to vote for the election of directors; (B) a majority of the members of the board of directors of the Company is replaced within the period of less than two (2) years by directors not nominated and approved by the board of directors; or (C) the stockholders of the Company approve an agreement to sell or otherwise dispose of all or substantially all of the Company’s assets (including a plan of liquidation) or to merge or consolidate with or into another corporation except for a merger whereby the stockholders of the Company prior to the merger own more than fifty percent (50%) of the equity securities entitled to vote for the election of directors of the surviving corporation immediately following the merger;

ii. “Election Period” shall mean the period commencing upon a Change of Control and ending on the earlier of the six (6) month anniversary of such Change of Control or fifteen (15) calendar days prior to the Outside Change of Control Payment Date; and

iii. “Outside Change of Control Payment Date” shall mean March 15 of the calendar year following the year in which a Change of Control occurs.

4. Conditions of Payment. Notwithstanding anything herein to the contrary, any Severance payments described in this Section 3 shall be made available to Executive if and only if Executive has executed and delivered to the Company a general release in form and substance reasonably satisfactory to the Company (the “Release”) within fourteen (14) days following termination of employment and has not revoked the Release as of the expiration of all applicable revocation periods, and only so long as Executive has not breached the provisions of the Release, has not breached the non-competition restrictions in any agreements or documents to which Executive is a party, and has not applied for unemployment compensation chargeable to the Company or any affiliates.

5. Applicability and Compliance with Code Section 409A. Notwithstanding anything herein to the contrary, (a) if at the time of the Executive’s termination of employment with the Company the Company’s common stock is publicly traded (as determined under Code Section 409A), (b) the Executive is a “specified employee” (as determined under Code Section 409A), and (c) any portion of the Severance amounts payable under Section 3 above would exceed the sum of the applicable limited separation pay exclusions as determined pursuant to Code Section 409A, then payment of the excess amount shall be delayed until the first regular payroll date of the Company following the six month anniversary of the date of Executive’s separation from service (or, if earlier, the date of his death), and shall include a lump sum equal to the aggregate amounts that

Executive would have received had payment of this excess Severance amount commenced as provided in Section 3 above. To the extent any provision of this Agreement may be deemed to provide a benefit to Executive that is treated as non-qualified deferred compensation pursuant to Code Section 409A, such provision shall be interpreted in a manner that qualifies for any applicable exemption from compliance with Code Section 409 or, if such interpretation would cause any reduction of benefit(s), such provision shall be interpreted (if reasonably possible) in a manner that complies with Code Section 409A and does not cause any such reduction. For purposes of Code Section 409A, each payment made under this Agreement shall be designated as a “separate payment” within the meaning of the Code Section 409A, and to the extent required by Code Section 409A, references herein to Executive’s “termination of employment” shall refer to the Executive’s “separation from service” (within the meaning of Code Section 409A) with the Company (as defined to include any affiliates required to be taken into account for that definition of separation from service).

6. Prior Agreements. This Agreement contains the entire understanding of the parties with regard to all matters contained herein. There are no other agreements, conditions or representations, oral or written, expressed or implied relating to such matters. This Agreement supersedes any prior agreements, including without limitation the Original Agreement, relating to the payment of severance to Executive by the Company.

7. Assignment. This Agreement shall be binding upon, and shall inure to the benefit of, the parties and their respective successors, assigns, heirs and personal representatives and any entity with which the Company may merge or consolidate or to which the Company may sell substantially all of its assets, provided that this Agreement may not be assigned by Executive.

8. Governing Law. Because (a) Company is a Minnesota company with its principal place of business in Minnesota, (b) many of Company’s significant contracts are governed by Minnesota law, and (c) it is mutually agreed that it is in the best interests of Company customers, vendors of the Company, and employees that a uniform body of law consistently interpreted be applied to the relationships that Company has with other such persons and entities, this Agreement is deemed entered into in the State of Minnesota between Company and Executive. The substantive laws of Minnesota and the exclusive jurisdiction and venue of the courts of Minnesota will be applicable hereto on the terms and conditions of this Section.

9. Section Headings; Gender; Number. The section headings in this Agreement are for convenience only; they form no part of this Agreement and will not affect its interpretation. Words used herein, regardless of the number and gender specifically used, will be deemed and construed to include any other number, singular or plural, and any other gender, masculine, feminine or neuter, as the context requires.

The Parties have executed this Agreement effective as of the Effective Date.

/s/ Christopher O’Donnell
Christopher O’Donnell

FAMOUS DAVE’S OF AMERICA, INC.

By:	/s/ John F. Gilbert III
Name: Title:	John F. Gilbert III Chief Executive Officer